As filed with the Securities and Exchange Commission on September 2, 2005
Registration No. 333-120260
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

CDW Corporation
(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation or organization)	36-3310735 (I.R.S. Employer Identification No.)

200 N. Milwaukee Ave. Vernon Hills, Illinois (Address of principal executive offices)	60061 (Zip Code)
2004 Non-Employee Director Equity Compensation Plan
Inducement Stock Grants Made to Newly Hired Employees
(Full title of the plans)
Christine A. Leahy
Vice President, General Counsel and Corporate Secretary
CDW Corporation
200 N. Milwaukee Ave.
Vernon Hills, Illinois 60061
(847) 465-6000
(Name, address, and telephone number,
including area code, of agent for service)

POST EFFECTIVE AMENDMENT NO. 1
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ARTICLE VI INDEMNIFICATION OF DIRECTORS, EMPLOYEES AND AGENTS
SIGNATURES
EXHIBIT INDEX
Opinion of Sidley Austin Brown & Wood LLP
Consent of PricewaterhouseCoopers LLP

POST EFFECTIVE AMENDMENT NO. 1
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-120260 (the “Registration Statement”), of CDW Corporation, an Illinois corporation (the “Company”), is being filed to add to the plans covered by the Registration Statement grants (“Inducement Grants”) of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be made by the Company from time to time to newly hired employees as an inducement to accepting employment with the Company.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005;

(d)	The Company’s Current Reports on Form 8-K filed on February 2, 2005, February 24, 2005, April 22, 2005, April 29, 2005 and July 7, 2005; and

(e)	The description of the Common Stock contained in the Company’s registration statement on Form S-3/A filed under the Securities Act of 1933, as amended (“Securities Act”), on March 18, 2004, including any amendments or reports filed for the purpose of updating such descriptions.
     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).
     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently-filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 8.75 of the Illinois Business Corporation Act, among other things, permits corporations to indemnify directors, officers, employees and agents against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director, officer, employee or agent of the corporation. In reliance on this statutory provision, our Restated Articles of Incorporation and Amended and Restated By-Laws provide that we are required to indemnify our directors, officers, employees and agents to the maximum extent permitted by law. We also maintain directors’ and officers’ liability insurance, which covers liabilities under the federal securities laws.
     The indemnification provisions applicable to the directors of the Company are set out in Articles Sixth and Seventh of the Restated Articles of Incorporation and Article VI of the Amended and Restated By-Laws, respectively, as follows:
RESTATED ARTICLES OF INCORPORATION:
          SIXTH: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
          SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages, for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.
AMENDED AND RESTATED BY-LAWS:
ARTICLE VI
INDEMNIFICATION OF
DIRECTORS, EMPLOYEES AND AGENTS
          Each person who at any time is or shall have been a director or officer of the corporation, or is or shall have been serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation in accordance with and to the full extent permitted by the law of the State of Illinois as in effect at the time of adoption of this By-law or as amended from time to time. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. If authorized by the Board of Directors, the corporation may purchase and maintain insurance on behalf of any person to the full extent permitted by the law of the State of Illinois as in effect at the time of the adoption of this By-law or as amended from time to time.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit	Description

4.1	Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-21796) for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission on August 13, 2003.
4.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-21796) for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 10, 2004.
4.3	The Company’s 2004 Non-Employee Director Equity Compensation Plan is incorporated herein by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2004.
5*	Opinion of Sidley Austin Brown & Wood LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Sidley Austin Brown & Wood LLP is contained in Exhibit 5.
24**	Powers of Attorney.

*	Filed herewith.

**	Previously filed.

Item 9. Undertakings.
     (a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Vernon Hills, State of Illinois, on the 2nd day of September, 2005.

CDW CORPORATION

By:	/s/ Christine A. Leahy
Christine A. Leahy
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated:

By:	* John A. Edwardson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
By:	* Barbara A. Klein	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
By:	* Sandra M. Rouhselang	Vice President and Controller (Principal Accounting Officer)
By:	* Michelle L. Collins	Director
By:	* Casey G. Cowell	Director
By:	* Daniel S. Goldin	Director
By:	Thomas J. Hansen	Director
By:	* Donald P. Jacobs	Director

By:	Stephan A. James	Director
By:	* Michael P. Krasny	Director
By:	* Terry L. Lengfelder	Director
By:	* Susan D. Wellington	Director
By:	* Brian E. Williams	Director
*By:	/s/ Christine A. Leahy Christine A. Leahy, as Attorney-in-Fact pursuant to Power of Attorney dated November 5, 2004

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Articles of Incorporation of the Registrant are incorporated herein by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-21796) for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission filed on August 13, 2003.
4.2	Amended and Restated By-Laws of the Registrant are incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q (File No. 0-21796) for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission filed on May 10, 2004.
4.3	The Company’s 2004 Non-Employee Director Equity Compensation Plan is incorporated herein by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2004.
5*	Opinion of Sidley Austin Brown & Wood LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Sidley Austin Brown & Wood LLP is contained in Exhibit 5.
24**	Powers of Attorney.

*	Filed herewith.

**	Previously filed.